EXHIBIT 12



                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars In Millions)

                                        For the Three Months For the Nine Months
                                                Ended               Ended
                                        -------------------- -------------------
                                         Sept. 27, Sept. 29, Sept. 27, Sept. 29,
                                            1996      1995      1996      1995
                                        ---------- --------- --------- ---------
Total pretax earnings from continuing
  operations ..............................$   522   $   485   $ 1,891   $ 1,329
                                           -------   -------   -------   -------

Add:

  Fixed Charges

    Interest ..............................  3,104     2,746     8,669     8,559

    Other (A) .............................     40        37       117       105
                                           -------   -------   -------   -------

  Total fixed charges .....................  3,144     2,783     8,786     8,664


  Preferred stock dividend requirements ...     18        19        56        58
                                           -------   -------   -------   -------

  Total combined fixed charges and
    preferred stock dividends .............  3,162     2,802     8,842     8,722
                                           -------   -------   -------   -------



Pretax earnings before fixed charges ......$ 3,666   $ 3,268   $10,677   $ 9,993
                                           =======   =======   =======   =======

Pretax earnings before combined fixed
 charges and preferred stock dividends ....$ 3,684   $ 3,287   $10,733   $10,051
                                           =======   =======   =======   =======



Ratio of earnings to fixed charges ........   1.17      1.17      1.22      1.15

Ratio of earnings to combined fixed charges
 and preferred stock dividends ............   1.17      1.17      1.21      1.15


(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.


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